Contact:	Mary Magnani Director, Investor Relations MAJESCO ENTERTAINMENT COMPANY (732) 225-8910 FOR IMMEDIATE RELEASE

MAJESCO ANNOUNCES KEY MANAGEMENT CHANGES

Jim Halpin Elected Chairman; John Gross Appointed Chief Financial Officer

EDISON, N.J, July 12, 2005 — Majesco Entertainment Company (NASDAQ: COOL), today announced that the Board has elected current Board member James Halpin as Chairman of the Board. The Company also announced that under a mutual agreement with the Company, Chairman and Chief Executive Officer, Carl Yankowski, has submitted his resignation. The Board has commenced an immediate search for a permanent Chief Executive.

The Board's decision to appoint Mr. Halpin, an independent director, to the position of Chairman reflects its continued commitment to effective corporate governance practices. Additionally, Jim will be actively involved with the management of the Company and will spearhead the search for a new CEO. Mr. Halpin is on the boards of Marvel Entertainment and Life Time Fitness, Inc., and is the founder of Riverbend, Inc, a private investment firm. From 1992 to 2001, he served as president and CEO of CompUSA and in 1998, was named one of the Top 25 Managers in the World by Business Week.

In addition, the Company announced that John Gross has joined the company as Executive Vice President and Chief Financial Officer. Jan Chason, the former CFO will assume the newly created role of Chief Accounting Officer. Mr. Gross brings with him over 30 years of financial experience, most recently as Vice President, Corporate Development with FactSet Research Systems. Previously he held CFO positions at Rare Medium and FactSet, in addition to holding senior financial positions at PepsiCo, Reader's Digest and Cadbury Schweppes. Mr. Gross is a CPA and has an MBA from NYU.

"Jim's experience in the retail industry and superior management skills make him an excellent choice for Chairman of the Board of Majesco. We appreciate his commitment to leading us through this challenging period and beyond," said Jesse Sutton, President. "We are equally pleased with the appointment of John Gross, whose diverse and extensive financial experience will support the Company's future growth objectives."

Added Jim Halpin, Chairman, "As also announced today we have lowered our net revenue and operating income expectations for the year. My objective is to work closely with the management team at Majesco to chart the Company's course for the future and regain investor confidence."

About Majesco Entertainment Company

Headquartered in Edison, NJ, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content. More information about the Company can be found online at www.majescoentertainment.com.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; timely development and release of our products; the ability to secure licenses to valuable entertainment properties on favorable terms; continued consumer acceptance of the gaming platforms on which our products operate and our products; competitive factors in the businesses in which we compete; fulfillment of orders preliminarily made by customers; the ability to attract and retain key personnel; adverse changes in the securities markets; and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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